Exhibit 5

Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, NY 10112

October 28, 2005

Rexahn Pharmaceuticals, Inc. 9620 Medical Center Drive Rockville, Maryland 20850

Re:	Rexahn Pharmaceuticals, Inc. Common Stock Deliverable Upon Exercise of Options Granted under Rexahn Pharmaceuticals, Inc. Stock Option Plan

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), by Rexahn Pharmaceuticals, Inc., a Delaware corporation (the "Company"), of 6,992,500 shares (the "Shares") of common stock, par value $.0001 per share, of the Company that may be delivered from time to time upon exercise of the Options to purchase the Shares (the "Options") granted under the Rexahn Pharmaceuticals, Inc. Stock Option Plan, as amended (the "Plan"), and pursuant to the terms of the individual Stock Option Grant Agreements (the "Grant Agreements"), we advise as follows:

As counsel for the Company, we are familiar with the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, and we have reviewed (i) the Registration Statement on Form S-8 to be filed by the Company under the Securities Act with respect to the Shares to be delivered from time to time upon exercise of the Options (the "Registration Statement") and (ii) the corporate proceedings taken by the Company in connection with the authorization of the Shares to be delivered from time to time upon exercise of the Options. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and such other instruments, certificates of public officials and representatives of the Company and other documents as we have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers of the Company and appropriate public officials.

On the basis of the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that when the Registration Statement becomes effective under the Securities Act, the Shares, when and if delivered upon exercise of the Options in accordance with the terms of the Plan and the Grant Agreements will, when so delivered, be legally issued, fully paid and nonassessable.

We express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware (as well as the applicable provisions of the Delaware Constitution and applicable reported judicial decisions) and the federal laws of the United States.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the reference to this firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

Very truly yours,
/s/ CHADBOURNE & PARKE LLP
Chadbourne & Parke LLP